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                                                                   Exhibit 12.01

Exhibit 12.01 - Statement Re: Computation of Earnings to Fixed Charges

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
                                                                                                              Six months ended
                                                            Year Ended December 31,                               June 30,
                                            ----------------------------------------------------------     -----------------------
                                              1995       1996       1997         1998          1999          1999          2000
                                            --------   --------   --------     ---------     ---------     ---------     ---------
                                                     (in thousands)
Fixed charges:
  Interest expense, including amortization
    of debt expense                         $     38   $    107   $    699     $  17,746     $  49,035     $  18,905     $  72,486

  Assumed interest element included
    in rent expense                               17         50        353         1,111         3,796         1,218         3,648
                                            --------   --------   --------     ---------     ---------     ---------     ---------
  Total fixed charges                       $     55   $    157   $  1,052     $  18,857     $  52,831     $  20,123     $  76,134


Earnings (loss):

  Net income (loss)                         $ (1,311)  $ (4,133)  $(25,298)    $ (67,316)    $(130,323)    $ (45,871)    $(109,644)

  Fixed charges per above                         55        157      1,052        18,857        52,831        20,123        76,134
                                            --------   --------   --------     ---------     ---------     ---------     ---------
  Total earnings (loss)                     $ (1,256)  $ (3,976)  $(24,246)    $ (48,459)    $ (77,492)    $ (25,748)    $ (33,510)

Ratio of earnings to fixed charges                 -          -          -             -             -             -             -
                                            ========   ========   ========     =========     =========     =========     =========

Deficiency of earnings available to cover
  fixed charges                             $ (1,331)  $ (4,133)  $(25,298)    $ (67,316)    $(130,323)    $ (45,871)    $(109,644)
                                            ========   ========   ========     =========     =========     =========     =========
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